Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-123011) and in Registration Statement on Form S-3 (Registration No. 333-144349) of our report dated October 15, 2007, with respect to the consolidated financial statements of KMG Chemicals, Inc. (the “Company”) as of July 31, 2007 and 2006, and for each of the three years in the period ended July 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2007.

/s/ UHY LLP

Houston, Texas

October 15, 2007